Exhibit 99.1

VIASPACE DELIVERS HYDROGEN FUEL CELL
HUMIDITY SENSOR

PASADENA, CA.—February 28, 2007—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that it has begun shipments of its new VIASENSOR HS-1000 Humidity Sensor, designed to provide real-time measurement of the humidity level in hydrogen fuel cells. The initial deliveries of the VIASENSOR HS-1000 are to Fuel Cell Technologies, Inc., a leading supplier of fuel cell test systems based in Albuquerque, New Mexico.

The performance of hydrogen fuel cells using a Polymer Electrolyte Membrane (PEM) depends on the moisture level of the membrane. The membrane only conducts protons when it is hydrated or moist. The moisture is provided by water vapor in the incoming air or hydrogen stream. The VIASENSOR HS-1000 provides real-time measurements of the amount of water vapor in these gas streams. It is the only humidity sensor that provides in-situ, continuous and fast-responding dew point measurement. With its laser-based design, the VIASENSOR HS-1000 takes data measurements every five seconds, does not require specialized installation and is of no danger or harm to the fuel cell.

Dr. Carl Kukkonen, CEO of VIASPACE stated, “The VIASENSOR HS-1000 solves the key challenges of accurately measuring the fuel cell humidity levels in both high temperature and high humidity environments. It is designed to provide convenient and automatic data collection by computer via serial port or USB adapter. We believe this new product will help our customers optimize their hydrogen fuel cell designs. We recently demonstrated this new product at the Fuel Cell Expo in Tokyo, Japan with extremely favorable feedback.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.